EXHIBIT 10.38
FOURTH AMENDMENT TO FOURTH AMENDED
 AND RESTATED EMPLOYMENT AGREEMENT
This Fourth Amendment (this "Amendment") is entered into as of January 10, 2017, between CytRx Corporation, a Delaware corporation ("Employer"), and Steven A. Kriegsman ("Employee") in order to amend as follows that certain Fourth Amended and Restated Employment Agreement, effective as of May 10, 2012, as amended by the First Amendment thereto dated as of March 4, 2014, the Second Amendment thereto dated as of January 1, 2015 and the Third Amendment thereto dated as of March 8, 2016 (as so amended, the "Employment Agreement"), between Employer and Employee.
1. Term.  The first sentence of Section 5 of the Employment Agreement is hereby amended in part to read:
"Employee's employment under this Agreement shall commence on the Effective Date and shall continue until December 31, 2021 (the "Expiration Date"), unless sooner terminated by Employer or Employee in accordance with Section 7 (the "Term")"
The remainder of that sentence and Section 5 of the Employment Agreement are unchanged.
2. Restricted Stock.  A new Section 6.3.1 of the Employment Agreement is hereby added to read:
"Restricted Stock.  Employee shall receive a special, off-cycle equity award in the form of a number of shares of restricted stock of Employer (the "Restricted Stock") with an aggregate grant date fair market value equal to $1 million, which included 2,325,586 shares at $0.43 a share granted on December 15, 2016.  The Restricted Stock shall vest in equal annual installments on each of the first three anniversaries of the grant date, subject to Employee's continuous service to Employer through the applicable vesting date.  For the avoidance of doubt, the Restricted Stock grant shall not be construed to limit in any way Employee's eligibility to participate in Employer's annual grant of stock options."
3. Change in Control.  The fourth sentence of Section 7.5 of the Employment Agreement is hereby amended in part to read:
"For clarity, during the Term and after two years after a Change in Control, the provisions of Section 7.2 and Section 7.3 shall once more apply; provided, however, that in the event of Employee's termination of employment for any reason on or following the expiration of the Term (including, without limitation, an expiration of the Term arising from the non-renewal of this Agreement by either party under Section 5), Employee shall be entitled to the severance benefits set forth in this Section 7.5."
The remainder of Section 7.5 of the Employment Agreement is unchanged.
4. Legal Fees.  A new Section 17 of the Employment Agreement is hereby added to read:
"Legal Fees.  Costs and expenses (including attorneys' fees) incurred by Employee in the enforcement of his rights under this Agreement shall be paid by Employer in advance of the final disposition of such litigation or arbitration."

5. Arbitration.  Section 18 of the Employment Agreement is hereby amended by removing therefrom the final sentence. The remainder of Section 18 of the Employment Agreement is unchanged.
6. Survival.  Section 20 of the Employment Agreement is hereby amended in its entirety to read:
"In the event this Agreement expires after its Term or is terminated, the provisions of Sections 7, 10, 11, 12, 15, 16, 17, 18, 19 and 22 shall survive."
7. No Other Changes to the Employment Agreement.  Except as expressly amended by this Amendment, all of the terms of the Employment Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first set forth above.
EMPLOYER: CytRx Corporation By: /s/ DR. LOUIS IGNARRO Dr. Louis Ignarro Lead Director and Chairman of the Compensation Committee of the CytRx Corporation Board of Directors	EMPLOYEE: By: /s/ STEVEN A. KRIEGSMAN Steven A. Kriegsman